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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name: Financial Investors Variable Insurance Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):
370 17th Street, Suite 3100, Denver, Colorado 80202

Telephone Number (including area code): 303-623-2577

Name and Address of Agent for Service of Process: Lester Woodward, Esq., Davis, Graham, & Stubbs, 1550 17th Street, Suite 500, Denver, Colorado 80202-1600


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              Yes [X]                            No [ ]


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Denver and state of Colorado on the 28th day of November 2000.

Signature    /s/ Russell C. Burk
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             Financial Investors Variable Insurance Trust


By:          Russell C. Burk, Trustee
             --------------------------------------------

Attest:      /s/ Jeremy O. May
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             Jeremy O. May
             Trustee